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                 December 7, 2021

       Dennis O'Leary
       Chief Executive Officer
       DarkPulse, Inc.
       1345 Ave of the Americas, 2nd Floor
       New York , NY 10105

                                                        Re: DarkPulse, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed December 1,
2021
                                                            File No. 333-261453

       Dear Mr. O'Leary:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence,
       Joshua Shainess, Legal Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Brian Higley, Esq.